Exhibit 99.1

Barbara B. Lang to Join Piedmont Office Realty Trust’s
Board of Directors

Atlanta and Washington D.C., October 30, 2014 - Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today that Barbara B. Lang, past President and CEO of the Washington, D.C. Chamber of Commerce, will join the Company’s Board of Directors beginning in 2015. The addition is part of a planned transition as a result of Piedmont’s recent adoption of term limits for its directors. Donald S. Moss has resigned and will retire from the Board effective December 31, 2014, and William H. Keogler, Jr., will resign by September 30, 2015.

“We are thrilled to welcome Barbara to the Piedmont Board,” commented W. Wayne Woody, Chairman of the Board. “Her leadership style and business experience are invaluable traits that we believe will create synergy when combined with our existing board members’ skill sets. We believe her past experience with numerous governmental agencies and wealth of corporate contacts will be great resources for Piedmont and our shareholders.”

While serving as president and CEO of the D.C. Chamber of Commerce from 2002 to 2014, Ms. Lang transformed the organization into one of the most respected business groups in the region through her aggressive leadership on key public policy business issues. Prior to joining the Chamber, Mrs. Lang was the vice president of Corporate Services and Chief Procurement Officer for Fannie Mae. She also had a long career with IBM where she served in several management positions in finance, administration and product forecasting. Now Managing Principal & CEO of Lang Strategies, LLC, a business consulting firm, Ms. Lang has received numerous awards and accolades throughout her career, including being twice named one of Washingtonian Magazine’s 150 Most Powerful People in the Washington region, Business Leader of the Year by the DC Building Industry Association and a Lifetime Legacy Award from Washington Business Journal. Ms. Lang also serves on the board of publicly-traded Cardinal Bank and the Board of Directors of the Metropolitan Washington Airports Authority.

Commenting on her appointment, Ms. Lang stated, “I am delighted to become a part of Piedmont and its board, a company involved so actively in the Washington, D.C. business community and in the national office leasing market. I am also excited about the foundation built by the company since it went public in 2010 and the potential for growth, especially with so many leases being executed over the last three years and the company’s limited lease expirations for the next few years.”

About Piedmont: Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in the ownership and management of high-quality Class A office buildings located primarily in nine of the largest U.S. office markets, including Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Minneapolis, New York and Washington, D.C.  Approximately 72% of its tenants are investment grade-rated or governmental tenants, or large, nationally-recognized companies not requiring investment ratings. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets.  Investment grade-rated by Standard & Poor's (BBB) and Moody's (Baa2), Piedmont has maintained a relatively low leverage strategy throughout its sixteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. This information is subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, these statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements are detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2013, and other documents the Company files with the SEC.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact:
Kerry Hughes
+1 770 418 8678
kerry.hughes@piedmontreit.com